Pursuant to Rule 424(b)(5)

Registration No. 333-33814

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 12, 2000)

$569,000,000 Marshall & Ilsley Corporation Medium-Term Notes, Series F

We may offer to sell our medium–term notes, Series F, from time to time.  The specific terms of any notes that we offer will be determined before each sale and will be described in a separate pricing supplement.  Terms may include:

●	Priority: senior or subordinated

●	Notes may bear interest at fixed or floating rates or may not bear any interest

●	Floating rates may be based on the following:

	LIBOR	federal funds rate	CD rate

	EURIBOR	prime rate	CMT rate

	treasury rate	commercial paper rate	any other rate we specify

●	Maturity: nine months or more

●

Indexed notes:  principal, premium or interest payments linked to the price or performance, either directly or indirectly, of one or more securities, currencies, commodities, interest rates, stock indices or other indices or formulae

●	Interest, if any, on notes paid monthly, quarterly, semi-annually, annually or at maturity

●	Repayment prior to maturity at the option of the holder or redeemable prior to maturity at our option

●	Denominations of $1,000 and multiples of $1,000

●	Denominated in a currency other than U.S. dollars or in a composite currency

●	Book-entry only form through The Depository Trust Company

If we sell all of the notes, we expect to receive proceeds of between $568,288,750 and $564,732,500 after paying the agents’ commissions of between $711,250 and $4,267,500.  The exact proceeds we will receive will be set at the time of issuance.  We may sell the notes directly or through one or more agents or dealers, including the agents listed below.  We do not intend to list any of the notes on a securities exchange, and a market for the notes may not develop.

Our notes are unsecured and are not savings accounts, deposits or other obligations of a bank.  Our notes are not guaranteed by M&I Marshall & Ilsley Bank or any other person, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and may involve investment risks.  You should consider the information set forth in the “Risk Factors” section beginning on page S-1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

Robert W. Baird & Co.

Barclays Capital

Bear, Stearns & Co. Inc.

Citigroup

Credit Suisse First Boston

Deutsche Bank Securities

Goldman, Sachs & Co.

HSBC

JPMorgan

Lehman Brothers

Merrill Lynch & Co.

Morgan Stanley

UBS Investment Bank

Wachovia Securities

__________________________

November 19, 2004

You should only rely on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any jurisdiction where such offer is not permitted.  You should not assume that the information in this prospectus supplement or in any accompanying prospectus is accurate as of any date other than the date on the front page of each of these documents, respectively.

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ABOUT THIS PROSPECTUS SUPPLEMENT AND ANY PRICING SUPPLEMENTS

We have registered the notes on a registration statement on Form S-3 with the Securities and Exchange Commission under Registration No. 333-33814.

From time to time, we intend to use this prospectus supplement, the accompanying prospectus and a related pricing supplement to offer the notes.  You should read each of these documents before investing in the notes.

This prospectus supplement describes additional terms of the notes and supplements the description of the debt securities contained in the accompanying prospectus.  If the information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will supersede the information in the prospectus.

Each time we issue notes, we will prepare a pricing supplement which will contain additional terms of the offering and a specific description of the notes being offered.  The pricing supplement also may add, update or change information in this prospectus supplement or the accompanying prospectus, including provisions describing the calculation of interest and the method of making payments under the terms of a note.  If any information in a pricing supplement differs from the information contained in this prospectus supplement, the pricing supplement will supersede this prospectus supplement.  We will state in the pricing supplement the interest rate basis or formula, issue price, any relevant index or indices, the maturity date, interest payment dates, redemption or repayment provisions, if any, and other relevant terms and conditions for each note at the time of issuance.  A pricing supplement can be quite detailed and always should be read carefully.

RISK FACTORS

Your investment in the notes involves significant risks.  Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below and those discussed in the documents incorporated by reference, with your advisors in light of your particular circumstances.  The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

We cannot assure you that a trading market for the notes exists, will develop or will be maintained if developed.

We do not intend to list the notes on any securities exchange.  Even if the notes are listed at a later date, we cannot guarantee that a trading market for the notes ever will develop or be maintained if developed.  The agents have advised us that they intend under ordinary market conditions to indicate prices for the notes on request.  However, we cannot guarantee that bids for outstanding notes will be made in the future, nor can we predict the price at which those bids will be made.

The trading value of the notes may be less than the principal amount of the notes.

We cannot assure you that a trading market for your notes will ever develop or be maintained.  Many factors independent of our creditworthiness affect the trading market and market value of your notes.  These factors include, among others:

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the method of calculating the principal and interest for the notes;

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the time remaining to the maturity of the notes;

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the outstanding amount of the notes;

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market rates of interest higher than the rates borne by the notes;

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the redemption or repayment features of the notes; and

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the level, direction and volatility of interest rates generally.

Often, the only way to liquidate your investment in the notes prior to maturity will be to sell the notes.  At that time, there may be a very illiquid market for the notes or no market at all.

For indexed notes that have very specific investment objectives or strategies, the applicable trading market may be more limited, and the price may be more volatile, than for other notes.  The trading value of indexed notes may be adversely affected by the complexity of the formula and volatility of the applicable reference asset, including any dividend rates or yields of other securities or financial instruments that relate to the indexed notes.  Moreover, the trading value of indexed notes could be adversely affected by changes in the amount of outstanding equity or other securities linked to the applicable reference asset or formula applicable to the indexed notes.

Redemption of the notes prior to maturity may result in a reduced return on your investment.

If the terms of a note permit or require redemption prior to maturity, that redemption may occur at times when prevailing interest rates are relatively low.  As a result, you may not be able to reinvest the redemption proceeds in a comparable replacement security at an effective interest rate as high as the return on your redeemed note.  Our redemption right may also adversely impact your ability to sell your notes as the redemption date approaches.

Changes in our credit ratings may affect the value of the notes.

Our credit ratings are an assessment of our ability to pay our obligations.  Consequently, real or anticipated changes in our credit ratings may affect the trading value of the notes.  However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

The notes are structurally subordinated to debt of our subsidiaries.

The notes are our obligations but our assets consist primarily of equity in our subsidiaries and, as a result, our ability to make payments on the notes depends on our receipt of dividends, loan payments and other funds from our subsidiaries.  The payment of dividends by a bank subsidiary is subject to federal law restrictions as well as to the laws of the subsidiary’s state of incorporation.  Our bank subsidiaries hold a significant portion of their mortgage loan and investment portfolios indirectly through their ownership interests in direct and indirect subsidiaries.

The notes are not obligations of, nor guaranteed by, our subsidiaries, and our subsidiaries have no obligation to pay any amounts due on the notes.  All amounts due on the notes will be structurally subordinated to all obligations and liabilities of our subsidiaries.  The indentures relating to the notes do not limit our ability or the ability of our subsidiaries to issue or incur additional debt or preferred stock.

Subordinated notes have limited acceleration rights.

The holders of senior notes may declare those notes in default and accelerate the due date of those notes if an event of default shall occur and be continuing.  Acceleration of the senior notes may adversely impact our ability to pay obligations on subordinated notes.

Holders of subordinated notes do not have the right to declare those notes in default and may accelerate payment of indebtedness only upon our bankruptcy.

Holders of indexed notes are subject to important risks that are not associated with more conventional debt securities.

If you invest in indexed notes, you will be subject to significant risks not associated with conventional fixed rate or floating rate debt securities.  These risks include the possibility that the particular index or indices may be volatile, and the possibility that you will receive a lower amount of principal, premium or interest than expected or that your investment will be completely lost.  In recent years, interest rates and indices have been volatile, and this volatility may be expected in the future.  However, past experience is not necessarily indicative of what may occur in the future.  We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their impact on the value of, or payments made on, the indexed notes.  Some of the additional risks that you should consider in connection with an investment in indexed notes are as follows:

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You may lose some or all of your principal.  The principal amount of an indexed note may or may not be fully “principal protected.”  This means that the principal amount you will receive at maturity may be less than the original purchase price of the indexed note.  It also is possible that we will not have to repay any principal.

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Your yield may be less than the yield on a conventional debt security of comparable maturity.  Any yield on your investment in an indexed note (whether or not the principal amount is indexed) may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same maturity date.

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The existence of a multiplier or leverage factor may result in the loss of your principal and interest.  Some indexed notes may have interest and principal payments that increase or decrease at a rate greater than the rate of a favorable or unfavorable movement in the indexed item.  This is referred to as a multiplier or leverage factor.  A multiplier or leverage factor in a principal or interest index may increase the risk that no principal or interest will be paid.

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Payment on the indexed note prior to maturity may result in a reduced return on your investment.  The terms of an indexed note may require that the indexed note be paid prior to its scheduled maturity date.  That early payment could reduce your anticipated return.  In addition, you may not be able to invest the funds you receive in a new investment that yields a similar return.

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The U.S. federal income tax consequences of the indexed notes may be uncertain.  Depending on the terms of an indexed note, the U.S. federal income tax consequences of an investment in the indexed notes may not be certain.  The significant U.S. federal income tax consequences of an indexed note will be discussed in the pricing supplement to those notes.  We will not request a ruling from the Internal Revenue Service (which we refer to as the “IRS”) for any of the indexed notes and we give no assurance that the IRS will agree with the statements made in this prospectus supplement or in the pricing supplement applicable to those notes.

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Your investment return may be less than a comparable direct investment in the stocks included in an index or in a fund that invests in those stocks.  A direct investment in the stocks included in an index or in a fund that invests in those stocks would allow you to receive the full benefit of any appreciation in the price of the shares, as well as in any dividends paid by those shares.

Hedging activities may affect your return at maturity and the market value of the notes.

Hedging activities also may affect trading in the notes.  At any time, we or our affiliates may engage in hedging activities contemporaneous with an offering of the notes.  This hedging activity, in turn, may increase or decrease the value of the notes.  In the case of indexed notes, we or our affiliates may engage in hedging activity related to the indexed notes or to a component of the index or formula applicable to the indexed notes.  All or a portion of these positions may be liquidated at or about the time of the maturity date of the notes. The aggregate amount and the composition of these positions are likely to vary over time.  We have no reason to believe that any of our activities will have a material effect on the notes.  However, we cannot assure you that our activities or the activities of our affiliates will not affect the prices at which you may sell your notes.

Holders of notes denominated in a foreign currency are subject to governmental action impacting currency transfer and other exchange rate risks.

If you invest in notes that are not denominated or payable in your home country currency, you will be subject to significant risks not associated with an investment denominated and payable in your home country currency.

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Your return on a foreign currency-denominated note may be affected by exchange rates and controls.  Changes in the rates of exchange between your home country currency and the specified currency of your note and the imposition or modification of foreign exchange controls or other conditions by either the United States or non-U.S. governments could significantly lessen the value of your note.  These risks generally are influenced by factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies in the global markets.

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Changes in currency exchange rates can be volatile and unpredictable.  Fluctuations in rates of exchange have been volatile.  This volatility may continue and could spread to other currencies in the future.  Fluctuations in currency exchange rates could affect adversely your investment in a foreign currency-denominated note.  Depreciation of a foreign currency against your home country currency could result in a decrease in the foreign currency equivalent value of payments on the notes, including the principal payable at maturity.  That, in turn, could cause the market value of the notes to fall.  Depreciation of a foreign currency against your home currency could result in a loss to you on your home country currency.

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Government policy can adversely affect currency exchange rates and the value of the notes.  Currency exchange rates either can float or be fixed by sovereign governments.  Governments or governmental bodies may intervene in their economies to alter the exchange rates or exchange characteristics of their currencies.  For example, a central bank may intervene to devalue or revalue a currency or to replace an existing currency.  In addition, a government may impose regulatory controls or taxes to affect the exchange rate of its currency.  As a result, the yield or payout of a foreign currency-denominated note could be affected significantly and unpredictably by governmental actions.  Changes in exchange rates could affect the value of the notes as participants in the global currency market move to buy or sell foreign currency or your home country currency in reaction to those developments.

If a governmental authority imposes exchange controls or other conditions, such as taxes on the transfer of a foreign currency, there may be limited availability of that foreign currency for payment on the notes at their maturity or on any other payment date.  In addition, the ability of a holder to move currency freely out of the country in which payment in the currency is received or to convert the currency at a freely determined market rate could be limited by governmental actions.

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We will make payments in U.S. dollars if we are unable to obtain the specified currency.  Under the terms of the notes, if, at or about the time when a payment on the notes comes due, the specified currency is subject to convertibility, transferability, market disruption or other conditions affecting its availability because of circumstances beyond our control, we may make the payment in U.S. dollars instead of the specified currency.  These circumstances could include the imposition of exchange controls or our inability to obtain the specified currency because of a disruption in the currency markets for the specified currency.  The exchange rate used to make the payment in U.S. dollars may be based on limited information and would involve significant discretion on the part of our currency exchange agent.  As a result, the value of the payment in U.S. dollars may be less than the value of the payment you would have received in the specified currency if the specified currency had been available.

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We will not adjust the notes to compensate for changes in currency exchange rates.  We will not make any adjustments in or change to the terms of the notes for changes in the exchange rate for a specified currency, including any devaluation, revaluation or imposition of exchange, or other regulatory controls or taxes, or for other developments affecting the specified currency or your home country currency.  Consequently, you will bear the risk that your investment may be adversely affected by these types of events.

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In a lawsuit for payment on a note, you may bear currency exchange risk.  The notes are governed by New York law.  Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on the note denominated in a foreign currency would be required to render the judgment in that foreign currency.  In turn, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the of entry of the judgment.  Consequently, in a lawsuit for payment on the notes, you would bear currency exchange risk until judgment is entered, which could be a long time.

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In courts outside of New York, you may not be able to obtain a judgment in a specified currency other than U.S. dollars.  For example, a judgment for money in an action based on the notes in other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars.  The date used to determine the rate of conversion of the foreign currency into U.S. dollars will depend upon various factors, including which court renders the judgment.

Long-term “step-down” or “step-up” notes are subject to certain risks.

We may offer and sell “step-down” or “step-up” notes.  A “step-down” note will pay a fixed interest rate for a given period (e.g., one year) but will then “step down” one or more times to a lower, predetermined rate.  Similarly, a “step-up” note will pay a fixed interest rate for a defined period of time and will “step up” to a higher, predetermined rate.  The initial rate paid on step-down or step-up notes is not the yield to maturity.

If your notes are step-down or step-up notes, the initial rate you receive may be below or above then-prevailing market rates.  Such notes are also subject to secondary market risk because the secondary market for the notes may be limited and resale prices of such notes may, at a given time, be more or less than what you paid.  In addition, if the notes are redeemable by us, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed.

There are potential conflicts of interest between you and the calculation or currency exchange agent.

If so specified in the applicable pricing supplement, we or one of our affiliates may serve as the calculation agent or currency exchange agent.  The calculation agent will, among other things, decide the amount, if any, of the return paid to you on the notes.  The currency exchange agent will, among other things, determine the exchange rate used to make payment in U.S. dollars.  The calculation agent or currency exchange agent will exercise discretion or judgment in performing its duties.  For example, if the notes are linked to equity securities or indices, the calculation agent may have to determine whether a market disruption event affecting the applicable equity securities or the index has occurred or is continuing at the time an important calculation is required to be made.  Absent manifest error, all determinations by us in our role as the calculation agent or currency exchange agent will be final and binding on you, without any liability on our part.  If we or any of our affiliates is calculation agent or currency exchange agent, you will not be entitled to any compensation from us for any loss suffered as a result of any of our determinations in such role, even though we may have a conflict of interest if we need to make any decision.

The amount of interest we may pay on the notes may be limited by state law.

New York law governs the notes.  New York usury laws limit the amount of interest that can be charged and paid on loans, including debt securities like the notes.  Under present New York law, the maximum permissible rate of interest is 25% per year on a simple interest basis.  This limit may not apply to debt securities in which $2,500,000 or more has been invested.  Indexed notes and floating rate notes may not have a stated rate of interest and may exceed this limit.  While we believe that a state or federal court sitting outside of New York may give effect to New York law, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower.  We do not intend to claim the benefits of any laws concerning usurious rates of interest.

DESCRIPTION OF THE NOTES

This section describes the general terms and conditions of the notes, which may be senior or subordinated medium-term notes.  We will describe the particular terms of the notes we sell in a pricing supplement.  The terms and conditions stated in this section will apply to each note unless the note, the pricing supplement or an amendment or supplement to the registration statement indicates otherwise.

General

We will issue the notes as part of a series of debt securities under one of our indentures.  At our option, we may issue senior notes or subordinated notes.  The senior notes will be issued under an indenture for senior securities, which we refer to as the “senior indenture,” dated November 15, 1985, as supplemented by the First Supplemental Indenture dated May 31, 1990, the Second Supplemental Indenture dated July 15, 1993 and as may be further supplemented from time to time.  The subordinated notes will be issued under an indenture for subordinated securities, which we refer to as the “subordinated indenture,” dated July 15, 1993 and as may be supplemented from time to time.  JPMorgan Chase Bank, N.A. is currently the trustee under both indentures.  Unless otherwise provided in the pricing supplement, our subsidiary M&I Marshall & Ilsley Bank, which we refer to as “M&I Bank”, will serve as authenticating and paying agent and securities registrar for the notes.

The trustee has two principal functions:

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First, the trustee can enforce your rights against us if we default.  However, there are limitations on the extent to which the trustee may act on your behalf.

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Second, the trustee performs administrative duties for us, including sending you notices.

The indentures are subject to, and governed by, the Trust Indenture Act of 1939.  We, the agents and the depository, in the ordinary course of our respective businesses, have conducted and may conduct business with JPMorgan Chase Bank, N.A. or its affiliates.

The following summary of the terms of the notes and the indentures is not complete and is qualified in its entirety by reference to the actual notes and the specific provisions of the applicable indenture.  The following description of notes will apply to each note we offer unless we otherwise specify in the applicable pricing supplement.

The notes are our unsecured obligations and are not guaranteed by, nor otherwise obligations of, our subsidiaries.  The notes are being offered on a delayed and/or continuous basis.  The total initial public offering price of the senior and subordinated medium-term notes, Series F, that may be offered using this prospectus supplement is set forth on the cover page.  We may issue other debt securities under the indentures from time to time in one or more series up to the aggregate initial offering price we have authorized for that series.  We also may increase the size of the medium-term notes, Series F, without notice to, or the consent of, the registered holders of the notes of that series or other debt securities under the indentures.  The amount of indebtedness that we may incur in the future is not limited by the notes or the indentures.

Unless otherwise provided in the pricing supplement, the minimum denomination of the notes will be $1,000 and notes may be issued in any larger amount that is a whole multiple of $1,000.

For purposes of calculating the aggregate principal amount of notes issued from time to time:

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the principal amount of original issue discount notes, as described below, and any other notes issued at a discount will be deemed to be the net proceeds that we received for the relevant issue; and

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the principal amount of indexed notes will be calculated by reference to the original notional amount of the notes.

Types of Notes

We may issue notes that bear interest at a fixed rate described in the pricing supplement, which we refer to as “fixed rate notes.”  We also may issue fixed rate notes that combine principal and interest payments in installment payments over the life of the note, which we refer to as “amortizing notes.”

We may issue notes that will bear interest at a floating rate of interest determined by reference to one or more interest rate bases, or by reference to one or more interest rate formulae, described in the pricing supplement, which we refer to as “floating rate notes.”  In some cases, the interest rate of a floating rate note also may be adjusted by adding or subtracting a spread or by multiplying the interest rate by a spread multiplier.  A floating rate note also may be subject to:

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a maximum interest rate limit, or ceiling, on the interest that may accrue during any interest period;

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a minimum interest rate limit, or floor, on the interest that may accrue during any interest period; or

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both.

We may issue notes that provide that the rate of return, including the principal, premium, if any, interest, if any, or other amounts payable, if any, is determined by reference, either directly or indirectly, to the price or performance of one or more securities, currencies or composite currencies, commodities, interest rates, stock indices or other indices or formulae in each case as specified in the pricing supplement.  We refer to these notes as “indexed notes.”

We may issue notes at a price lower than their principal amount or lower than their minimum guaranteed repayment amount at maturity, which we refer to as “original discount notes” or “OID notes.”  OID notes may be fixed rate, floating rate or indexed notes and may bear no interest, which we refer to as “zero coupon notes,” or may bear interest at a rate that is below market rates at the time of issuance.

The pricing supplement for each offering of notes will contain additional terms of the offering and a specific description of those notes, including:

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the specific designation of the notes;

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the issue price;

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the principal amount;

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the issue date;

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the specified currency or composite currency for the notes;

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the denominations or minimum denominations, if other than $1,000 or its equivalent in other currencies;

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whether the note is a fixed rate note, a floating rate note or an indexed note and whether the note is an amortizing note or an OID note;

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whether the note is senior or subordinated;

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the method of determining and paying interest, including any applicable interest rate basis or bases, any initial interest rate, any interest reset dates, any payment dates, any index maturity and any maximum or minimum rate of interest;

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any spread or spread multiplier applicable to a floating rate note or an indexed note;

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the method for the calculation and payment of principal, premium, if any, interest and other amounts payable, if any;

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the maturity date;

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if applicable, the circumstances under which the note may be redeemed at our option or repaid at your option prior to the maturity date set forth on the face of the note, including any repayment date, redemption commencement date, redemption price and redemption period;

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any special United States federal income tax consequences of the purchase, ownership and disposition of the note, to the extent not discussed in this prospectus supplement;

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if applicable, the circumstances under which the maturity date set forth on the face of the note may be extended at our option or renewed at your option, including the extension or renewal periods and the final maturity date; and

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any other material terms of the note which are different from those described in this prospectus supplement and the accompanying prospectus.

Payment of Principal, Interest and Other Amounts Due

Unless otherwise provided in the pricing supplement, our subsidiary, M&I Bank, will act as our sole authenticating and paying agent and securities registrar with respect to the notes.  At any time, we may rescind the designation of a paying agent or appoint a successor paying agent.  In addition, we may decide to act as our own paying agent with respect to some or all of the notes, and the paying agent may resign.

M&I Bank also will act as the calculation agent for floating rate notes, unless otherwise specified in the pricing supplement.  We will identify the calculation agent for any indexed notes in the pricing supplement.  The calculation agent will be responsible for calculating the interest rate, reference rates, principal, premium, if any, interest or other amounts payable, if any, applicable to the floating rate notes or indexed notes, as the case may be, and for certain other related matters.  The calculation agent, at the request of the holder of any floating rate note, will provide the interest rate then in effect and, if already determined, the interest rate that is to take effect on the next interest reset date, as described below, for the floating rate note.  At the request of the holder of any floating rate note that is an indexed note, the calculation agent will provide the reference rate, index or formula then in effect.  We may replace any calculation agent or elect to act as the calculation agent for some or all of the notes, and the calculation agent may resign.  All determinations of interest by the calculation agent will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the floating rate notes.

We refer to each date on which interest is payable on a note as an “interest payment date.”  Unless otherwise specified in the pricing supplement, interest payments on the notes will be made on each interest payment date applicable to, and at the maturity date of, the notes.  Interest payable at any interest payment date will be paid to the registered holder of the note on the regular record date for that interest payment date, as described below.  Unless otherwise specified in the pricing supplement, the regular record date for an interest payment date will be 15 calendar days prior to the interest payment date, whether or not that date is a business day.  The principal and interest payable at maturity will be paid to the holder of the note at the close of business on the maturity date.

If any interest payment date or the maturity date of a fixed rate note falls on a day that is not a business day, the required payment of principal, premium, if any, interest or other amounts payable, if any, will be made on the next business day, and no additional interest will accrue in respect of the payment made on the next business day.  If any interest payment date or the maturity date of a floating rate note falls on a day that is not a business day, the interest payment date will be postponed to the next business day.  However, in the case of a floating rate note with an interest rate based on the London interbank offered rate, referred to as a “LIBOR note” and described below, or an interest rate based on EURIBOR, referred to as a “EURIBOR note” and described below, if an interest payment date falls on a date that is not a business day, and the next business day is in the next calendar month, the interest payment date will be the immediately preceding business day.

Each note will mature on a business day nine months or more from the issue date.  Unless otherwise specified in the pricing supplement, the term “business day” means any weekday that is not a legal holiday in New York, New York, or any other place of payment of the note, is not a date on which banking institutions in those cities are authorized or required by law or regulation to be closed, and:

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for LIBOR notes, is a London banking day.  A “London banking day” means any day on which commercial banks are open for business (including dealings in the index currency specified in the pricing supplement) in London, England;

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for notes denominated in euro, is a euro banking day.  A “euro banking day” means any day on which the TransEuropean Real-Time Gross Settlement Express Transfer, or ‘“TARGET,” System or any successor is operating; and

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for notes denominated in a specified currency other than U.S. dollars or euro, is a day on which banking institutions generally are authorized or obligated by law, regulation or executive order to close in the principal financial center of the country of the specified currency.

The “principal financial center” is:

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the capital city of the country issuing the specified currency, except for U.S. dollars, Australian dollars, Canadian dollars, South African rand and Swiss francs, the “principal financial center” is New York, Sydney, Toronto, Johannesburg and Zurich, respectively; or

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the capital city of the country to which the index currency relates, except for U.S. dollars, Australian dollars, Canadian dollars, South African rand and Swiss francs, the “principal financial center” is New York, Sydney, Toronto, Johannesburg and Zurich, respectively.

The notes are not subject to any sinking fund, which means we will not deposit money on a regular basis into any separate custodial account to repay the notes.

We will issue each note in book-entry only form.  This means that we will not issue actual notes or certificates to each holder.  Instead, the notes will be in the form of a global note held in the name of The Depository Trust Company, which is known as “DTC,” or its nominee.  In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or has a direct or an individual account with such an institution that has an account with DTC.

Notes will not be issued in certificated form unless:

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DTC notifies us that it is unwilling or unable to continue as depository or it otherwise ceases to be a qualified clearing agency and we do not appoint a successor depository; or

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we make a decision to permit notes to be issued in certificated form and notify the trustee of that decision.

No service charge will be made for any registration of transfer or exchange of notes issued in certificated form, but we may require payment of a sum sufficient to cover any related tax or other governmental charges.

Unless otherwise stated in the pricing supplement, we will pay principal, premium, if any, interest, if any, and other amounts payable, if any, on the notes in book-entry form in accordance with arrangements then in place between the paying agent, DTC and its nominee, as holder.  Unless otherwise stated in the pricing supplement, we will pay any interest on notes in certificated form on each interest payment date other than the maturity date by check mailed to holders of the notes on the applicable record date at the address appearing on our records.  Unless otherwise stated in the pricing supplement, we will pay any principal, premium, if any, interest, if any, and other amounts payable, if any, at the maturity date of a note in certificated form by wire transfer of immediately available funds upon surrender of the note at the corporate trust office of the applicable trustee or paying agent.

Ranking

Senior Notes.  The senior notes will be unsecured and will rank equally with all of our other unsecured and unsubordinated obligations from time to time outstanding, except obligations that are subject to any priorities or preferences by law.  Under U.S. law, claims of our subsidiaries’ creditors, including their depositors, would be entitled to priority over the claims of our unsecured general creditors, including holders of senior notes, in the event of our liquidation or other resolution.

The senior indenture and the senior notes do not contain any limitation on the amount of obligations that we may incur in the future.

Subordinated Notes.  The subordinated notes will rank equally with all of our other unsecured and subordinated obligations and junior in right of payment to all of our senior indebtedness from time to time outstanding.

The subordinated indenture and the subordinated notes do not contain any limitation on the amount of obligations ranking senior to the subordinated notes, or the amount of obligations ranking equally with the subordinated notes, that we may incur in the future.

Fixed Rate Notes

Generally.  Each fixed rate note will bear one or more designated rates of interest.  Unless otherwise indicated in the pricing supplement, interest on fixed rate notes will be payable semi-annually in arrears and will be computed and paid on the basis of a 360-day year consisting of twelve 30-day months.

Interest for fixed rate notes will accrue from the most recent interest payment date to which interest has been paid, or, if no interest has been paid, from the original issue date, to, but excluding, the next interest payment date (or maturity date, as the case may be).  However, the initial interest payment on fixed rate notes issued between a regular record date and the interest payment date immediately following the regular record date will be made on the second interest payment date following the original issue date to the holder of record on the regular record date preceding the second interest payment date.

The pricing supplement and each fixed rate note will contain the provisions of that note, including the interest rate, the original issue date, the interest payment dates, the maturity date and any additional terms.

Amortizing Notes.  We may issue amortizing notes, which are fixed rate notes for which combined principal and interest payments are made in installments over the life of the notes.  Payments on amortizing notes are applied first to interest due and then to the reduction of the unpaid principal amount.  The pricing supplement for an amortizing note will include a table setting forth repayment information.

Floating Rate Notes

Interest Rate Bases.  Each floating rate note will have an interest rate basis or formula, which may be based on:

•

the federal funds rate, in which case the note will be a “federal funds rate note;”

•

the London interbank offered rate, in which case the note will be a “LIBOR note;”

•

the EURIBOR rate, in which case the note will be a “EURIBOR note;”

•

the prime rate, in which case the note will be a “prime rate note;”

•

the treasury rate, in which case the note will be a “treasury rate note;”

•

the commercial paper rate, in which case the note will be a “commercial paper rate note;”

•

the CMT rate, in which case the note will be a “CMT rate note;”

•

the CD rate, in which case the note will be a “CD rate note;” or

•

any other interest rate formula as may be specified in the pricing supplement.

Each applicable floating rate note will also specify certain additional terms with respect to which such floating rate note is being delivered, including whether such floating rate note is a regular floating rate note, a floating rate/fixed rate note or an inverse floating rate note, as described below.

Unless such floating rate note is designated as a “floating rate/fixed rate note,” an “inverse floating rate note” or as having an “addendum” attached, such floating rate note will be designated a “regular floating rate note” and, except as described below or in any applicable note, will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

•

plus or minus the applicable spread, if any, and/or

•

multiplied by the applicable spread multiplier, if any.

If such floating rate note is designated as a “floating rate/fixed rate note,” then, except as described below or in an applicable note, such floating rate note will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

•

plus or minus the applicable spread, if any, and/or

•

multiplied by the applicable spread multiplier, if any.

Commencing on the initial interest reset date, the rate at which interest on such floating rate/fixed rate note shall be payable shall be reset as of each interest reset date; provided, however, the interest rate in effect commencing on, and including, the fixed rate commencement date to maturity shall be the fixed interest rate, if such rate is specified in the applicable note, or if no such fixed interest rate is so specified, the interest rate in effect  on the business day immediately preceding the fixed rate commencement date.

If a floating rate note is designated as an “inverse floating rate note,” then, except as described below or in an applicable note, such floating rate note will bear interest, not less than zero, equal to the fixed interest rate specified in the applicable note minus the rate determined by reference to the interest rate basis or bases:

•

plus or minus the applicable spread, if any, and/or

•

multiplied by the applicable spread multiplier, if any.

Commencing on the initial interest reset date, the rate at which interest on such inverse floating rate note is payable shall be reset as of each interest reset.

Notwithstanding the foregoing, if such floating rate note is designated as having an addendum attached, such floating rate note shall bear interest in accordance with the terms described in such addendum and the applicable note.

The specific terms of each floating rate note, including the initial rate in effect until the first interest reset date, will be specified in the pricing supplement and in the floating rate note.  The “spread” is the number of basis points we specify on the floating rate note to be added to or subtracted from the base rate.  The “spread multiplier” is the percentage we specify on the floating rate note by which the base rate is multiplied in order to calculate the applicable interest rate.

In determining the interest rate basis that applies to a floating rate note during a particular interest reset period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as discussed below.  Those reference banks or dealers may include the calculation agent itself and its affiliates, any agent participating in the distribution of the notes and its affiliates and any of our affiliates.

Interest Reset Dates.  The interest rate of each floating rate note may be reset daily, weekly, monthly, quarterly, semi-annually or annually as we specify in the pricing supplement.  We refer to the period during which an interest rate is effective as an “interest reset period” and the date in such period on which the interest is reset as an “interest reset date.”  Unless otherwise specified in the pricing supplement, the interest reset date will be:

•

in the case of floating rate notes that reset daily, each business day;

•

in the case of floating rate notes, other than treasury rate notes, that reset weekly, the Wednesday of each week;

•

in the case of treasury rate notes that reset weekly, the Tuesday of each week;

•

in the case of floating rate notes that reset monthly, the third Wednesday of each month;

•

in the case of floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

•

in the case of floating rate notes that reset semi-annually, the third Wednesday of each of two months of each year, as specified in the pricing supplement; or

•

in the case of floating rate notes that reset annually, the third Wednesday of one month of each year, as specified in the pricing supplement.

However, the interest rate in effect from the issue date to the first interest reset date for a floating rate note will be the initial interest rate, as specified in the pricing supplement.  For floating rate/fixed rate notes, the rate of interest will not be reset after the particular fixed rate commencement date.

If any interest reset date for any floating rate note would otherwise be a day that is not a business day for the floating rate note, the interest reset date for the floating rate note will be postponed to the next day that is a business day for the floating rate note.  However, in the case of a LIBOR note or a EURIBOR note, if the next business day is the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

Interest Determination Dates.  Unless otherwise specified in the pricing supplement, the interest determination date for an interest reset date will be:

•

for a federal funds rate note, a prime rate note or a commercial paper rate note, the business day immediately preceding the interest reset date;

•

for a LIBOR note, the second London banking day preceding the interest reset date unless the index currency is pounds sterling, in which case the interest determination date will be the interest reset date;

•

for a EURIBOR note, the second euro business day preceding the interest reset date;

•

for a treasury rate note, the day of the week in which the interest reset date falls on which Treasury bills, as defined below, of the applicable index maturity would normally be auctioned; and

•

for a CD note and a CMT note, the second business day preceding the interest reset date.

The “index maturity” with respect to a floating rate note is the period to maturity of the instrument or obligation for which the interest rate basis is calculated.  Treasury bills usually are sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction usually is held on the following Tuesday, except that the auction may be held on the preceding Friday.  If, as a result of a legal holiday, an auction is held on the preceding Friday, that preceding Friday will be the interest determination date pertaining to the interest reset date occurring in the next succeeding week.  Each base rate will be determined as of that date, and the applicable interest rate will take effect on the applicable interest reset date.

For a floating rate note for which interest rate is determined by reference to two or more base rates, the interest determination date will be the most recent business day that is at least two business days prior to the applicable interest reset date for the floating rate note on which each applicable base rate is determinable.

Calculation Date.  Unless otherwise specified in the pricing supplement, the calculation date for any interest determination date will be the date by which the calculation agent computes the amount of interest owed on a floating rate note for the related interest reset period.  Unless otherwise specified in the pricing supplement, the calculation date will be the earlier of:

(1)

the tenth calendar day after the related interest determination date or, if that day is not a business day, the next succeeding business day; or

(2)

the business day immediately preceding the applicable interest payment date, the maturity date or the date of redemption or repayment, as the case may be.

Interest Payments.  Except as provided below and unless otherwise provided in the pricing supplement, interest on floating rate notes will be payable, in the case of floating rate notes with an interest reset date that resets:

•

daily, weekly or monthly — on the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified in the pricing supplement;

•

quarterly — on the third Wednesday of March, June, September and December of each year;

•

semi-annually — on the third Wednesday of the two months of each year specified in the pricing supplement; and

•

annually — on the third Wednesday of one month of each year, as specified in the pricing supplement.

Unless otherwise indicated in the pricing supplement, interest payments for floating rate notes will include interest accrued from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from the original issue date, to, but excluding, the next interest payment date.  However, the initial interest payment on a floating rate note issued between a regular record date and the interest payment date immediately following the regular record date will be made on the second interest payment date following the original issue date to the holder of record on the regular record date preceding the second interest payment date.

Accrued interest on a floating rate note is calculated by multiplying the principal amount of a note by an accrued interest factor.  This accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated.  Unless otherwise indicated in the pricing supplement, the accrued interest factor will be computed and interest will be paid (including payments for partial periods) as follows:

•

for federal funds rate notes, LIBOR notes, EURIBOR notes, prime rate notes, commercial paper rate notes, CD rate notes or any other floating rate notes other than treasury rate notes or CMT rate notes, the daily interest factor will be computed by dividing the interest rate in effect on that day by 360; and

•

for treasury rate notes or CMT rate notes, the daily interest factor will be computed by dividing the interest rate in effect on that day by 365 or 366, as applicable.

All dollar amounts used in or resulting from any calculation on floating rate notes will be rounded to the nearest cent, with one-half cent being rounded upward.  Unless otherwise specified in the pricing supplement, all percentages resulting from any calculation with respect to a floating rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percent, with five one-millionths of a percentage point rounded upwards, e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655).

The calculation agent, upon the request of the holder of any floating rate note, will provide the interest rate then in effect and, if different, the interest rate that will become effective on the next interest reset date as a result of a determination made on the most recent interest determination date with respect to the floating rate note.

LIBOR Notes.  Each LIBOR note will bear interest at the LIBOR base rate, adjusted by any spread or spread multiplier, as specified in the pricing supplement.  The LIBOR base rate will be the London interbank offered rate for deposits in U.S. dollars or any index currency, as specified in the pricing supplement.  Except as provided below, LIBOR for each interest reset period will be calculated on the interest determination date for the related interest reset date.

On each interest determination date, the calculation agent will determine LIBOR as follows:

If “LIBOR Telerate” is specified in the pricing supplement, LIBOR will be the rate for deposits in the relevant index currency having the index maturity described in the pricing supplement commencing on the related interest reset date, as the rate appears on the designated LIBOR page in the pricing supplement as of 11:00 A.M., London time, on that interest determination date.

If “LIBOR Reuters” is specified in the pricing supplement, LIBOR will be the arithmetic mean of the offered rates for deposits in the relevant index currency having the index maturity described in the pricing supplement commencing on the related interest reset date, as the rates appear on the designated LIBOR page in the pricing supplement as of 11:00 A.M., London time, on that interest determination date, if at least two offered rates appear on the designated LIBOR page, except that, if the designated LIBOR page only provides for a single rate, that single rate will be used.

If the pricing supplement does not specify “LIBOR Telerate” or “LIBOR Reuters,” the LIBOR rate will be LIBOR Telerate.

If “LIBOR Telerate” applies and the rate described above does not appear on the designated LIBOR page, or if “LIBOR Reuters” applies and fewer than two of the rates described above appears on that page or no rate appears on any page on which only one rate normally appears, then the calculation agent will determine LIBOR as follows:

•

The calculation agent will select four major banks in the London interbank market.  On the interest determination date, those four banks will be requested to provide their offered quotations for deposits in the relevant index currency having an index maturity specified in the pricing supplement commencing on the interest reset date to prime banks in the London interbank market at approximately 11:00 a.m., London time.

•

If at least two quotations are provided, the calculation agent will determine LIBOR as the arithmetic mean of those quotations.

•

If fewer than two quotations are provided, the calculation agent will select three major banks in New York City.  On the interest determination date, those three banks will be requested to provide their offered quotations for loans in the relevant index currency having an index maturity specified in the pricing supplement commencing on the interest reset date to leading European banks at approximately 11:00 a.m., London time.  The calculation agent will determine LIBOR as the arithmetic mean of those quotations.

•

If fewer than three New York City banks selected by the calculation agent are quoting rates as described above, LIBOR for that interest reset period will remain LIBOR then in effect on the interest determination date.

EURIBOR Notes.  Each EURIBOR note will bear interest at the EURIBOR base rate, adjusted by any spread or spread multiplier, as specified in the pricing supplement.  “EURIBOR” means, for any interest determination date, the rate for deposits in euro as sponsored, calculated and published jointly by the European Banking Federation and ACI—The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing that rate, for the index maturity specified in the pricing supplement as that rate appears on Moneyline Telerate, or any successor service, on page 248 or any other page as may replace page 248 on that service (which we refer to as “Telerate page 248”) as of 11:00 A.M., Brussels time.

•

If the rate referred to above is not displayed on Telerate page 248 by 11:00 A.M., Brussels time, EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent:  euro deposits having the relevant index maturity, beginning on the relevant interest reset date, and in an amount that, in the calculation agent’s judgement, is representative of a single transaction in the relevant market at the relevant time (which we refer to as a “representative amount”).  The calculation agent will request the principal euro-zone office of each of these banks to provide a quotation of its rate.  If at least two quotations are provided, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the quotations.

•

If fewer than two quotations are provided, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 A.M., Brussels time, on the EURIBOR interest determination date, by three major banks in the euro-zone selected by the calculation agent:  loans of euros having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

•

If fewer than three euro-zone banks selected by the calculation agent are quoting rates as described above, EURIBOR for that interest reset period will remain EURIBOR then in effect on the interest determination date.

Unless otherwise specified in the applicable pricing supplement, the term “euro-zone” means, at any time, the region comprised of the member states of the European Economic and Monetary Union that, as of that time, have adopted a single currency in accordance with the Treaty on European Union of February 1992.

Treasury Rate Notes.  Each treasury rate note will bear interest at an interest rate equal to the treasury rate plus or minus any spread and multiplied by any spread multiplier described in the pricing supplement.  Except as provided below, the treasury rate for each interest reset period will be calculated on the interest determination date for the related interest reset date.

Unless otherwise specified in the applicable pricing supplement, the “treasury rate” for any interest determination date is the rate set at the auction of direct obligations of the United States (which we refer to as “Treasury bills”) having the index maturity described in the pricing supplement, as specified under the caption “Investment Rate” on the display on Moneyline Telerate, or any successor service, on page 56 or any other page as may replace page 56, or page 57 or any other page as may replace page 57.

If the rate cannot be determined as described above, the treasury rate will be determined as follows:

(1)

If the rate is not displayed on Moneyline Telerate by 3:00 P.M., New York City time, on the related calculation date, the treasury rate will be the rate of Treasury bills as published in H.15 daily update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High.”

(2)

If the rate referred to in (1) above is not published by 3:00 P.M., New York City time, on the related calculation date, the treasury rate will be the bond equivalent yield, as defined below, of the auction rate of the applicable Treasury bills as announced by the U.S. Department of the Treasury.

(3)

If the rate referred to in (2) above is not announced by the U.S. Department of the Treasury, or if the auction is not held, the treasury rate will be the bond equivalent yield of the rate on the particular interest determination date of the applicable Treasury bills as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”

(4)

If the rate referred to in (3) above is not published by 3:00 P.M., New York City time, on the related calculation date, the treasury rate will be the rate on the particular interest determination date of the applicable Treasury bills as published in H.15 daily update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”

(5)

If the rate referred to in (4) above is not published by 3:00 P.M., New York City time, on the related calculation date, the treasury rate will be the rate on the particular interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that interest determination date, of three primary U.S. government securities dealers selected by the calculation agent, for the issue of Treasury bills with a remaining maturity closest to the particular index maturity.

(6)	If the dealers selected by the calculation agent are not quoting as described in (5) above, the treasury rate will be the treasury rate in effect on the particular interest determination date

The bond equivalent yield will be calculated using the following formula:

D x N
bond equivalent yield =	__________________	x 100
360 – (D x M)

where “D” refers to the applicable annual rate for Treasury bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

“H.15(519)” means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 daily update” means the daily update of H.15(519), available through the website of the Board of Governors of the Federal Reserve System at www.federalreserve.gov/releases/h15/update, or any successor site or publication.

Federal Funds Rate Notes.  Each federal funds rate note will bear interest at an interest rate equal to the federal funds rate plus or minus any spread and multiplied by any spread multiplier described in the pricing supplement.  Except as provided below, the federal funds rate for each interest reset period will be calculated on the interest determination date for the related interest reset date.

The “federal funds rate” for any interest determination date is the rate as of that date for federal funds, as published in H.15(519) prior to 3:00 P.M., New York City time, on the calculation date for that interest determination date under the heading “Federal Funds (Effective)” and displayed on Moneyline Telerate, or any successor service, on page 120 or any other page as may replace the specified page on that service (which we refer to as “Telerate Page 120”).

The following procedures will be followed if the federal funds rate cannot be determined as described above:

•

If the rate is not published in H.15(519) by 3:00 P.M., New York City time, on the calculation date or does not appear on Telerate Page 120, the federal funds rate will be the rate as of that interest determination date, as published in H.15 daily update, or any other recognized electronic source for the purposes of displaying the applicable rate, under the caption “Federal Funds (Effective).”

•

If the alternative rate described above is not published in H.15 daily update by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the federal funds rate to be the average of the rates for the last transaction in overnight federal funds quoted by three leading brokers of federal funds transactions in New York City, selected by the calculation agent, prior to 9:00 A.M., New York City time, on the business day following such interest determination date.

•

If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds rate will be the federal funds rate then in effect on that interest determination date.

Prime Rate Notes.  Each prime rate note will bear interest at an interest rate equal to the prime rate plus or minus any spread and multiplied by any spread multiplier described in the pricing supplement.  Except as provided below, the prime rate for each interest reset period will be calculated on the interest determination date for the related interest reset date.

The “prime rate” for any interest determination date is the prime rate or base lending rate on that date, as published in H.15(519) prior to 3:00 P.M., New York City time, on the calculation date for that interest determination date under the heading “Bank Prime Loan.”

The following procedures will be followed if the prime rate cannot be determined as described above:

•

If the rate is not published in H.15(519) by 3:00 P.M., New York City time, on the calculation date, then the prime rate will be the rate as published in H.15 daily update, or any other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Bank Prime Loan.”

•

If the alternative rate described above is not published in H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters screen US PRIME 1, as defined below, as that bank’s prime rate or base lending rate as in effect as of 11:00 A.M., New York City time, on that interest determination date.

•

If fewer than four rates appear on the Reuters screen US PRIME 1 for that interest determination date, by 3:00 P.M., New York City time, then the prime rate will be the average of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by 360 furnished in New York City by at least two of three substitute banks or trust companies (all organized under the laws of the United States or any of its states and having total equity capital of at least $500,000,000) selected by the calculation agent on the interest determination date.

•

If the banks selected by the calculation agent are not quoting as described above, the prime rate will remain the prime rate then in effect on the interest determination date.

“Reuters screen US PRIME 1” means the display designated as page “US PRIME 1” on the Reuters Monitor Money Rates Service, or any successor service, or any other page as may replace the US PRIME 1 on that service for the purpose of displaying prime rates or base lending rates of major U.S. banks.

Commercial Paper Rate Notes.  Each commercial paper rate note will bear interest at an interest rate equal to the commercial paper rate plus or minus any spread and multiplied by any spread multiplier described in the pricing supplement.  Except as provided below, the treasury rate for each interest reset period will be calculated on the interest determination date for the related interest reset date.

The “commercial paper rate” for any interest determination date is the money market yield, calculated as described below, of the rate for commercial paper having the index maturity indicated in the pricing supplement, as published in H.15(519) under the heading “Commercial Paper — Nonfinancial.”  If the commercial paper rate cannot be determined as described above, the following procedures will apply:

•

If the rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the related calculation date, then the commercial paper rate will be the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in the pricing supplement, as published in H.15 daily update or any other recognized electronic source used for displaying that rate, under the heading “Commercial Paper — Nonfinancial.”

•

If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the related calculation date, then the commercial paper rate will be the money market yield of the arithmetic mean of the following offered rates for U.S. dollar commercial paper that has the relevant index maturity and is placed for an industrial issuer whose bond rating is “AA”, or the equivalent, from a nationally recognized rating agency:  the rates offered as of 11:00 A.M., New York City time, on the relevant interest determination date, by three leading U.S. dollar commercial paper dealers in New York City selected by the calculation agent.

•

If fewer than three dealers selected by the calculation agent are quoting rates as described above, the commercial paper rate will remain the commercial paper rate then in effect on the interest determination date

The term “money market yield” means a yield expressed as a percentage and calculated in accordance with the following formula:

D x 360
money market yield =	__________________	x 100
360 – (D x M)

where “D” means the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal and where “M” means the actual number of days in the relevant interest reset period.

CD Rate Notes.  Each CD rate note will bear interest at an interest rate equal to the CD rate plus or minus any spread and multiplied by any spread multiplier in the pricing supplement.  Except as provided below, the treasury rate for each interest reset period will be calculated on the interest determination date for the related interest reset date.

The CD rate for any interest determination date is the rate for negotiable U.S. dollar certificates of deposit having the index maturity specified in the pricing supplement, as published in H.15(519) under the heading “CDs (Secondary Market).”  If the CD rate cannot be determined in this manner, the following procedures will apply:

•

If the rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the related calculation date, the CD rate will be the rate, for the relevant interest determination date, described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “CDs (Secondary Market).”

•

If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, the CD rate will be the arithmetic mean of the following secondary market offered rates for negotiable U.S. dollar certificates of deposit of major U.S. money market banks with a remaining maturity closest to the specified index maturity, and in a representative amount:  the rates offered as of 10:00 A.M., New York City time, on the relevant interest determination date, by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City, as selected by the calculation agent.

•

If fewer than three dealers selected by calculation agent are quoting as described above, the CD rate will remain the CD rate then in effect on the interest determination date.

CMT Rate Notes.  Each CMT rate note will bear interest at an interest rate equal to the CMT rate plus or minus any spread and multiplied by any spread multiplier specified in the pricing supplement.  Except as provided below, the treasury rate for each interest reset period will be calculated on the interest determination date for the related interest reset date.

The CMT rate is the following rate displayed on the designated CMT Moneyline Telerate page, as described below, under the heading “…Treasury Constant Maturities…Federal Reserve Board Release H.15 Mondays Approximately 3:45 P.M.,” under the column for the designated CMT index maturity, as described below:

•

if the designated CMT Moneyline Telerate page is Telerate page 7051, the rate for the relevant interest determination date; or

•

if the designated CMT Moneyline Telerate page is Telerate page 7052, the weekly or monthly average, as specified in the pricing supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable.

If the CMT rate cannot be determined in this manner, the following procedures will apply:

•

If the applicable rate described above is not displayed on the relevant designated CMT Moneyline Telerate page by 3:00 P.M., New York City time, on the related calculation date, the CMT rate will be the applicable treasury constant maturity rate described above — i.e., for the designated CMT index maturity and for either the relevant interest determination date or the weekly or monthly average, as applicable — as published in H.15(519).

•

If the applicable rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the related calculation date, the CMT rate will be the treasury constant maturity rate, or other U.S. treasury rate, for the designated CMT index and with reference to the relevant interest determination date, that:

-

is published by the Board of Governors of the Federal Reserve System, or the U.S. Department of the Treasury; and

-

is determined by the calculation agent to be comparable to the applicable rate formerly displayed on the designated CMT Moneyline Telerate page and published in H.15(519).

•

If the rate described in the prior paragraph does not appear by 3:00 P.M., New York City time, on the related calculation date, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market bid rates for the most recently issued treasury notes having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount:  the bid rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent.  In selecting these bid rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation — or, if there is equality, one of the highest — and the lowest quotation — or, if there is equality, one of the lowest.  Treasury notes are direct, non-callable, fixed rate obligations of the U.S. government.

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If the calculation agent is unable to obtain three quotations of the kind described in the prior paragraph, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market bid rates for treasury notes with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in a representative amount:  the bid rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent.  In selecting these bid rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotations — or, if there is equality, one of the highest and lowest quotation — or, if there is equality, one of the lowest.  If two treasury notes with an original maturity longer than the designed CMT index maturity have remaining terms to maturity that are equally close the designated CMT index maturity, the calculation agent will obtain quotations for a the treasury note with the shorter remaining term to maturity.

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If fewer than five but more than two of these primary dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination rate will be based on the arithmetic mean of the bid rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded.

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If two or fewer primary dealers selected by the calculation agent are quoting as described above, the CMT rate will remain the CMT rate then in effect on the interest determination date.

The term “designated CMT index maturity” means the index maturity for a CMT rate note and will be the original period to maturity of a U.S. treasury security — either 1, 2, 3, 5, 7, 10, 20 or 30 years — specified in the applicable pricing supplement.

The term “designated CMT Moneyline Telerate page” means the Telerate page mentioned in the relevant pricing supplement that displays treasury constant maturities as reported in H.15(519).  If no Telerate page is so specified, then the applicable page will be Telerate page 7052.  If Telerate page 7052 applies but the relevant pricing supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

Original Issue Discount Notes

We may issue OID notes, including zero coupon notes.  These notes may be fixed rate, floating rate or indexed notes that are issued at a price lower than their principal amount or lower than their minimum repayment amount at maturity.  OID notes may bear no interest or may bear interest at a rate that is below market rates at the time of issuance.  For notes that do not have any periodic interest payments, interest normally accrues during the life of the notes and is paid at the maturity date or upon earlier redemption or prepayment.  Upon an acceleration of the maturity of an OID note, the amount of interest payable will be determined in accordance with the terms of the note as described in the pricing supplement.  That amount is normally less than the amount payable at the maturity date.  Additional information relating to OID notes can be found in the section entitled “Certain United States Federal Income Tax Consequences—United States Holders—Original Issue Discount.”

Indexed Notes

General.  We may issue indexed notes, in which the amount of principal, premium, if any, interest, if any, or other amounts payable, if any, is determined by reference, either directly or indirectly, to the price or performance of one or more:

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securities;

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currencies or composite currencies;

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commodities;

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interest rates;

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stock indices; or

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other indices or formulae;

in each case as specified in the pricing supplement.

An example of indexed notes that we may offer is “equity linked indexed notes,” for which the principal, interest or other amounts payable is determined by reference to the change in value in equity prices, such as a publicly traded security or an index of publicly traded securities.  The final amount payable at maturity, at our option, may be cash or physical delivery of the underlying equity securities.

Holders of indexed notes may receive a principal amount at maturity that is greater than or less than the face amount of the notes, depending upon the relative value at maturity of the reference asset or underlying obligation.

An indexed note may provide either for cash settlement or for physical settlement by delivery of the indexed security or securities, or other securities of the types listed above.  An indexed note also may provide that the form of settlement may be determined at our option or the holder’s option.  Some indexed notes may be exchangeable prior to maturity, at our option or the holder’s option, for the related securities.

We will set forth in the pricing supplement the method for determining the principal, premium, if any, interest, if any, or other amounts payable, if any, in respect of that series of indexed notes, certain historical information with respect to the specified index or indexed items, specific risk factors relating to that particular type of indexed note, and tax considerations associated with an investment in the indexed notes.

Upon the request of the holder of an indexed note, the calculation agent will provide, if applicable, the current index, principal, premium, if any, rate of interest, interest, if any, payable or other amounts payable, if any, in connection with the indexed note.

Indexed Amortizing Notes.  We may offer “indexed amortizing notes,” the amortization and final maturity of which are subject to periodic adjustment based upon the degree to which an objective base or index note such as LIBOR, called a “reference rate,” coincides with a specified “target rate.”  Indexed amortizing notes may provide for adjustment of the amortization rate either on every interest payment date, or only on interest payment dates that occur after a specified “lockout date.”  Each indexed amortizing note will include an amortization table, specifying the rate at which the principal of the note is to be amortized following any applicable interest payment date, based upon the difference between the reference rate and the target rate.  The specific terms of, and any additional considerations relating to, indexed amortizing notes will be set forth in the pricing supplement.

Extendible Notes

We may issue extendible notes, which are notes for which the maturity date may be extended at our option for one or more whole year periods, up to but not beyond the final maturity date stated in the note.  The specific terms of and any additional considerations relating to extendible notes will be set forth in the pricing supplement.

Renewable Notes

We may issue renewable notes, which are notes for which the maturity may be renewed at the option of the holder of the note, for one or more specified periods up to but not beyond the final maturity date stated in the note.  The specific terms of the renewal option and any additional considerations relating to renewable notes will be set forth in the pricing supplement.

Redemption

The pricing supplement will indicate whether we have the option to redeem notes prior to their maturity date.  If we may redeem the notes prior to maturity, the pricing supplement will indicate the redemption price and method for redemption.

Repayment

The pricing supplement will indicate whether the notes can be repaid at the holder’s option prior to their maturity date.  If the notes may be repaid prior to maturity, the applicable supplement will indicate our cost to repay the notes and the procedure for repayment.

Reopenings

We have the ability to “reopen,” or later increase, the principal amount of a particular note, a tranche of notes, or a series of our notes without notice to the holders of existing notes by selling additional notes having the same terms.  However, any new notes of this kind may begin to bear interest on a different date.

Other Provisions

Any provisions with respect to the determination of an interest note basis, the specification of interest note basis, the calculation of the applicable interest note, the amounts payable at maturity, interest payment dates or any other related matters for a particular tranche of notes may be modified as described in the pricing supplement.

Repurchase

We, or our affiliates, may purchase at any time our notes in the open market at prevailing prices or in private transactions at negotiated prices.  If we purchase notes in this manner, we have the discretion to either hold, resell or cancel any repurchased notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the principal United States federal income tax consequences relating to your purchase, ownership, and sale of notes.  It is based upon the relevant laws and rules that are now in effect and as they are currently interpreted.  However, these laws and rules may be changed at any time, possibly with retroactive effect.  This discussion deals only with holders that will hold notes as capital assets, and does not address the United States federal income tax consequences applicable to all categories of investors.  In particular, the discussion does not deal with those of you who may be in special tax situations, such as dealers in securities, insurance companies, financial institutions, regulated investment companies or tax-exempt entities.  It does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to the notes or to you as a holder of the notes.  This summary also may not apply to all forms of notes that we may issue.  If the tax consequences associated with a particular form of note are different than those described below, they will be discussed in the pricing supplement relating to that note.

United States federal income tax discussion that appears below is included in this prospectus supplement for your general information.  Some or all of the discussion may not apply to you depending upon your particular situation.  You should consult your tax advisor concerning the tax consequences to you of owning and disposing of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

As used in this prospectus supplement, the term “United States holder” means a beneficial owner of a note that is for United States federal income tax purposes:

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an individual who is a citizen or resident of the United States;

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a corporation (or entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any state or the District of Columbia;

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an estate whose income is subject to United States federal income tax regardless of its source;

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a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

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any other persons whose income or gain in respect of the notes is effectively connected with the conduct of a United States trade or business.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partnership and the activities of the partnership.  If you are a partner in a partnership holding notes, you should consult your tax advisor.  A “non-United States holder” is a holder that is not a United States holder.

United States Holders

Payment of Interest

Interest on a note generally will be taxable to you as ordinary income at the time you accrue or receive the interest in accordance with your accounting method or tax purposes.  However, special rules apply to a note that is issued with original issue discount, which we refer to as “OID.”

Original Issue Discount

Some of your notes may be issued with OID.  For tax purposes, OID is the excess of the “stated redemption price at maturity” of a debt instrument over its “issue price” unless that excess is less than 1/4 of 1% of the debt instrument’s stated redemption price at maturity multiplied by the number of complete years from its issue date to its maturity or weighted average maturity in the case of notes with more than one principal payment (the “OID de minimis amount”), in which case, it is not OID.  The “stated redemption price at maturity” of a note is the sum of all payments required to be made on the note other than “qualified stated interest” payments.  The “issue price” of a note is generally the first offering price to the public at which a substantial amount of the debt instrument is sold.  The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer), or that is treated as constructively received, at least annually at a single fixed rate or, under certain conditions in connection with the special rules relating to floating rate notes, at a variable rate.  If a note bears interest during any accrual period at a rate below the rate applicable for the remaining term of the note (for example, notes with teaser rates or interest holidays), then some or all of the stated interest may not be treated as qualified stated interest.

You are required to include qualified stated interest payments in income as interest when you accrue or receive those payments (in accordance with your accounting method for tax purposes).  If you hold a note with OID with a maturity of more than one year, you may be required to include OID in income before you receive the associated cash payment, regardless of your accounting method for tax purposes.  If you are an initial purchaser of an OID note, the amount of the OID you should include in income is the sum of the daily accruals of the OID for the note for each day during the taxable year (or portion of the taxable year) in which you held the OID note.  The daily portion is determined by allocating the OID for each day of the accrual period.  An accrual period may be of any length and the accrual periods may even vary in length over the term of the OID note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day of an accrual period or on the final day of an accrual period.  The amount of OID allocable to an accrual period is equal to the difference between (1) the product of the “adjusted issue price” of the OID note at the beginning of the accrual period and its yield to maturity (computed generally on a constant yield method and compounded at the end of each accrual period, taking into account the length of the particular accrual period) and (2) the amount of any qualified stated interest allocable to the accrual period.  The “adjusted issue price” of an OID note at the beginning of any accrual period is the sum of the issue price of the OID note plus the amount of OID allocable to all prior accrual periods reduced by any payments you received on the note that were not qualified stated interest.  Under these rules, you generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

If you are not an initial purchaser of an OID note and you purchase an OID note for greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the OID note after the purchase date other than payments of qualified stated interest, you will have purchased the OID note at an “acquisition premium.”  Under the acquisition premium rules, the amount of OID which you must include in your gross income for the note for any taxable year (or any portion of a taxable year in which you hold the note) will be reduced (but not below zero) by the portion of the acquisition premium allocated to the period.

Instead of reporting under your normal accounting method, you may elect to include in gross income all interest that accrues on an OID note by using the constant yield method applicable to OID, subject to certain limitations and exceptions.  For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest as adjusted by any amortizable bond premium or acquisition premium.

Short-Term Notes

The rules described above will also generally apply to OID notes with maturities of one year or less, which we refer to as short-term notes, but with some modifications.

First, the OID rules treat none of the interest on a short-term note as qualified stated interest, but treat a short-term note as having OID.  Thus, all short-term notes will be OID notes.  Except as we note below, if you are a cash-basis holder of a short-term note and you do not identify the short-term note as part of a hedging transaction, you generally will not be required to accrue OID currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the note as ordinary income to the extent such gain does not exceed the OID accrued with respect to the note during the period you held the note.  You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term note until the maturity of the note or its earlier disposition in a taxable transaction.  Notwithstanding the foregoing, if you are a cash-basis United States holder of a short-term note, you may elect to accrue OID on a current basis.  If you make this election, the limitation on the deductibility of interest we describe above will not apply.  A United States holder using the accrual method of tax accounting and some cash method holders (including banks, securities dealers, regulated investment companies and certain trust funds) generally will be required to include OID on a short-term note in gross income on a current basis.  OID will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

Second, regardless of whether you are a cash-basis or accrual-basis holder, if you are the holder of a short-term note you may elect to accrue any “acquisition discount” with respect to the note on a current basis.  Acquisition discount is the excess of the remaining redemption amount of the note at the time of acquisition over the purchase price.  Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding.  If you elect to accrue acquisition discount, the OID rules will not apply.

Finally, the market discount rules we describe below will not apply to short-term notes.

Premium

If you purchase a note at a cost greater than the note’s remaining redemption amount, you will be considered to have purchased the note at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note.  If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire.  In addition, you may not revoke the election without the consent of the IRS.  If you elect to amortize the premium, you will be required to reduce your tax basis in the note by the amount of the premium amortized during your holding period.  OID notes purchased at a premium will not be subject to the OID rules described above.  If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the note.  Therefore, if you do not elect to amortize premium and you hold the note to maturity, you generally will be required to treat the premium as capital loss when the note matures.

Market Discount

If you purchase a note at a price that is lower than the note’s remaining redemption amount (or in the case of an OID note, the note’s adjusted issue price), by 0.25% or more of the remaining redemption amount (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the note will be considered to have “market discount” in your hands.  In this case, any gain that you realize on the disposition of the note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the note during your holding period.  In addition, you may be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or maintained to purchase or carry the note.  In general, market discount will be treated as accruing ratably over the term of the note, or, at your election, under a constant yield method.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the note as ordinary income.  If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply.  If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies.  The election may not be revoked without the consent of the IRS.

Sale, Exchange or Retirement of Notes

Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount you realize from the disposition and your tax basis in the note, except that any amount realized that is attributable to accrued interest will be included in your gross income as interest income.  Your tax basis in a note initially is your cost for the note.  This amount is increased by any “original issue discount” or “market discount” previously included by you in income with respect to the note and is decreased by the amount of any “premium” you previously amortized and the amount of any payment (other than a payment of “qualified stated interest”) you have received in respect of the note.

Except as discussed above with respect to market discount, gain or loss realized by you on the sale, exchange, retirement or other disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year.  Net long-term capital gain recognized by an individual United States Holder generally will be subject to tax at a maximum rate of 15%.  The ability of United States Holders to offset capital losses against ordinary income is limited.  The terms “market discount,” “premium,” “original issue discount,” and “qualified stated interest” are defined above.

If a note provides for contingent payments (as in the case of some indexed notes), special rules may apply to the treatment of the note.  Under those rules, any gain you realize when you sell or dispose of a note will be ordinary income if the contingencies relating to the payments are unresolved at the time of disposition and some or all of any loss may be ordinary.  Different rules also may apply to the calculation of your tax basis for the note.  If a note will provide for contingent payments, these rules will be discussed in greater detail in the pricing supplement.

Reopenings

The IRS has issued regulations regarding whether additional debt instruments issued in a reopening will be considered part of the same issue, with the same issue price and yield to maturity, as the original debt instruments for tax purposes.  Except as provided in a pricing supplement, we expect that additional notes issued by us in any reopening will be issued such that they will be considered part of the original issuance to which they relate.

Non-United States Holders

This section discusses the principal United States federal tax consequences applicable to non-United States holders of purchasing, owning and selling notes.

Principal (and premium, if any) and interest payments, including any OID, that you receive from us or our agent generally will not be subject to United States federal withholding tax.  However, interest, including any OID, may be subject to a 30% withholding tax (or less under an applicable treaty, if any) if (1) you actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) you are a controlled foreign corporation for United States tax purposes that is related to us (directly or indirectly) through stock ownership, (3) you are a bank extending credit pursuant to a loan agreement in the ordinary course of your trade or business, or (4) either (A) you do not certify to us or our agent, under penalties of perjury, that you are a non-United States person and provide your name and address (which certification may be made on an IRS Form W–8BEN, or a successor form), or (B) a securities clearing organization, bank, or other financial institution that holds customer securities in the ordinary course of its trade or business (a “financial institution”) and holds the note does not certify to us or our agent under penalties of perjury that either it or another financial institution has received the required statement from you certifying that you are a non-United States person and furnishes us with a copy of the statement.

If you are in a trade or business in the United States and interest, including any OID, on the note is effectively connected with the conduct of your trade or business, you may be subject to United States federal income tax on that interest and any OID in the same manner as if you were a United States person.  You should read the material under the heading “United States Holders,” for a description of the United States tax consequences of purchasing, owning, and selling notes.  If you are a foreign corporation, you may also be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, subject to certain adjustments.  Instead of the certification described in the preceding paragraph, if you have effectively connected interest income you must provide the payer with a properly executed IRS Form W-8ECI to claim an exemption from United States federal withholding tax.

You will not be subject to United States federal income tax or withholding taxes on any capital gain or market discount you realize upon retirement or disposition of a note if (1) the gain is not effectively connected with a United States trade or business carried on by you, or, if an income tax treaty applies, is attributable to a U.S. permanent establishment maintained by you, or (2) you are an individual, and you are not present in the United States for 183 days or more in the taxable year of the retirement or disposition.

Renewable Notes, Floating Rate Notes, Extendible Notes, Foreign Currency Notes. and Indexed Notes

Special U.S. federal income tax rules for renewable notes, floating rate notes, extendible notes, foreign currency notes or indexed notes will be discussed in the applicable pricing supplement.

Backup Withholding and Information Reporting

In general, payments of principal, premium, if any, interest, and other amounts payment, if any (including original issue discount, if any) with respect to a note will be subject to reporting and possibly backup withholding.  Reporting means that the payment is required to be reported to you and the IRS.  Backup withholding means that we (or any paying agent) are required to collect and deposit a portion of the payment with the IRS as a tax payment on your behalf.  If applicable, backup withholding will be imposed at a rate of 28%.  This rate is scheduled to increase to 31% after 2010.

If you are a United States person (other than a corporation or certain exempt organizations), you may be subject to backup withholding if you do not supply an accurate taxpayer identification umber and certify that your taxpayer identification number is correct.  You may also be subject to backup withholding if the United States Secretary of the Treasury determines that you have not reported all interest and dividend income.  If you are not a United States person, backup withholding and information reporting will not apply to payments made to you if you have provided the required certification that you are a Non-United States person, as described under the heading “Non-United States Holders,” or you otherwise establish an exemption, provided that the payor does not have actual knowledge that you are a United States person or that the conditions of any exemption are not satisfied.

In addition, payments of the proceeds from the sale of a note to or through a foreign office of a broker or the foreign office of a custodian, nominee, or other dealer acting on your behalf generally will not be subject to information reporting or backup withholding.  However, if the broker, custodian, nominee, or other dealer is a United States person, the government of the United States or the government of any state or political subdivision of any state, or any agency or instrumentality of any of these governmental units, a controlled foreign corporation for United States tax purposes, a foreign partnership that is either engaged in a United States trade or business or whose United States partners in the aggregate hold more than 50% of the income or capital interest in the partnership, a foreign person 50% or more of whose gross income for a certain period is effectively connected with a United State trade or business, or a United States branch of a foreign bank or insurance company, information reporting (but not backup withholding) generally will be required with respect to payments made to you unless the broker, custodian, nominee, or other dealer has documentation of your foreign status and the broker, custodian, nominee, or other dealer has not actual knowledge to the contrary.  Alternatively, you may otherwise establish an exemption from information reporting.

Payment of the proceeds from a sale of a note to or through the United States office of a broker is subject to information reporting and backup withholding, unless you certify as to your non-United States status or otherwise establish an exemption from information reporting and backup withholding.

Any amounts withheld from your payment under the backup withholding rules would be refundable or allowable as a credit against your United States federal income tax liability.

CERTAIN ERISA CONSIDERATIONS

The discussion of ERISA set forth below is general in nature and is not intended to be all-inclusive.  Fiduciaries of ERISA plans, governmental plans, church plans or other entities whose assets include plan assets subject to ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, or similar federal, state or local laws should consult with their legal advisors regarding the consequences of an investment in the notes.

General

A fiduciary of an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, which we refer to as “ERISA,” should consider fiduciary standards under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the notes.  Such fiduciary should consider ERISA’s diversification and prudence requirements and whether the investment is in accordance with the documents and instruments governing the plan and the fiduciary.  In addition, ERISA and the Code prohibit a wide range of transactions involving, on the one hand, the assets of a plan subject to ERISA or Section 4975 of the Code (including individual retirement accounts, individual retirement annuities and Keogh plans) or any entity in which such plan invests whose assets are deemed “plan assets”, which we refer to as an “ERISA plan”, and, on the other hand, persons who have certain specified relationships to the ERISA plan, particularly “parties in interest,” within the meaning of ERISA, and “disqualified persons,” within the meaning of the Code.  We refer to these transactions as “prohibited transactions.”  If not covered by a statutory or administrative exemption, prohibited transactions may require “correction” and may cause the ERISA plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to civil penalties and excise taxes.

Governmental plans and certain church plans (each as defined under ERISA) are not subject to the prohibited transaction rules.  Such plans may, however, be subject to substantially similar federal, state or local laws or regulations which may affect their investment in the notes.  Any fiduciary of a governmental or church plan considering an investment in the notes should determine the need for, and the availability, if necessary, of any exemptive relief under such laws or regulations.

Prohibited Transactions

We may be a party in interest or a disqualified person with respect to an ERISA plan investing in the notes as a result of various financial services (including trustee, custodian, investment management or other services) our affiliates may provide to ERISA plans.  Therefore, an investment by an ERISA plan may give rise to a prohibited transaction in the form of a sale of property by us to the investing ERISA plan or an extension of credit by the investing ERISA plan to us.  Consequently, before investing in the notes, any person who is, or who is acquiring the notes for, or on behalf of, an ERISA plan must determine that the investment in, or acquisition of, the notes will not result in a prohibited transaction or that a statutory or administrative exemption from the prohibited transaction rules is applicable to the investment in the notes.

The statutory or administrative exemptions from the prohibited transaction rules under ERISA and the Internal Revenue Code which may be available to an ERISA plan which is investing in the notes include:

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Prohibited Transaction Class Exemption (“PTCE”) 90-1, regarding investments by insurance company pooled separate accounts;

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PTCE 91-38, regarding investments by bank collective investment funds;

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PTCE 84-14, regarding transactions effected by qualified professional asset managers;

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PTCE 96-23, regarding transactions effected by in-house managers; and

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PTCE 95-60, regarding investments by insurance company general accounts.

(collectively referred to as the “ERISA investor exemptions).

The notes may not be acquired by any person who is, or who in acquiring the notes is using the assets of, an ERISA plan unless such person is eligible for and satisfies all requirements for relief under one of the ERISA investor exemptions or another applicable exemption.  The acquisition of the notes by any person or entity who is, or who in acquiring such securities is using the assets of, an ERISA plan shall be deemed to constitute a representation by such person or entity that the acquisition, holding and disposition of the notes is afforded exemptive relief from the restrictions of Section 406 of ERISA and Section 4975 of the Code (or any substantially similar applicable law) pursuant to the ERISA investor exemptions or another applicable exemption.  The acquisition of the notes by any person or entity who is, or who is acquiring such notes is using the assets of, a governmental or church plan shall be deemed to constitute a representation by such person or entity to us that the acquisition, holding and disposition of the notes are not prohibited by any federal, state or local laws or regulations applicable to such plan.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We are offering the notes on a delayed and/or continuous basis through Robert W. Baird & Co. Incorporated, Barclays Capital, Inc., Bear Stearns & Co. Inc., Citigroup Global Markets Inc., Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC and Wachovia Capital Markets, LLC, each of whom we refer to individually as an “agent’ and together as the “agents,” who have agreed to use their reasonable efforts to solicit purchases of the notes.  We will have the sole right to accept offers to purchase the notes, and we may reject any offer in whole or in part.  Each agent may reject, in whole or in part, any offer it solicited to purchase notes.  Unless otherwise specified in the applicable pricing supplement and except as set forth below, we will pay an agent, in connection with sales of the notes resulting from a solicitation which that agent made or an offer to purchase which that agent received, a commission ranging from 0.125% to 0.750% of the principal amount of the notes to be sold, depending on the maturity of the notes, or at a percentage negotiated at the time of sale.

We may also sell the notes to an agent as principal for its own account at discounts to be agreed upon at the time of sale.  That agent may resell the notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement.  Unless the applicable pricing supplement states otherwise, any notes sold to agents as principals will be purchased at a price equal to 100% of the principal amount less a discount that will equal the applicable commission on an agency sale of notes of the same maturity.  An agent may offer the notes it has purchased as principal to other dealers.  The agent may sell the notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any other dealer will not be in excess of the discount that agent will receive from us.  After the initial public offering of notes that an agent is to resell on a fixed public offering price basis, the agent may change the public offering price and discount.

We may arrange for notes to be sold through agents or may sell notes directly to investors on our own behalf or through affiliated entities.  No commissions will be paid on notes sold directly by us.  We may accept offers to purchase notes through additional agents and may appoint additional agents to solicit offers to purchase notes.  Any other agents will be named in the applicable pricing supplement.

Each of the agents may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933.  We and the agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.  We have also agreed to reimburse the agents for specified expenses.

We estimate that we will spend approximately $0.5 million for printing, rating agency, trustee and legal fees and other expenses allocable to the offering.

The agents or their affiliates may be customers of, engage in transactions with and perform investment and/or commercial banking services for us in the ordinary course of business.

When an agent acts as principal for its own account, to facilitate the offering of the notes, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the notes.  Specifically, the agent may overallot in connection with any offering of the notes, creating a short position in the notes for its own account.  In addition, to cover overallotments or to stabilize the price of the notes, the agent may bid for, and purchase, the notes in the open market.  Finally, in any offering of the notes through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the notes in the offering if the syndicate repurchases previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise.  Any of these activities may stabilize or maintain the market price of the notes above independent market levels.  The agents are not required to engage in these activities, and may end any of these activities at any time.

Neither we nor any Agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the preceding paragraph may have on the price of Notes.

LEGAL MATTERS

Certain legal matters relating to the notes will be passed upon for us by Godfrey & Kahn, S.C., 780 North Water Street, Milwaukee, Wisconsin 53202.  Certain legal matters relating to the notes will be passed upon for the agents by Mayer, Brown, Rowe & Maw LLP, 190 South LaSalle Street, Chicago, Illinois 60603.  Godfrey & Kahn, S.C. may rely upon Mayer, Brown, Rowe & Maw LLP as to matters of the New York law.  Mayer, Brown, Rowe & Maw LLP from time to time has represented us on various matters and may in the future continue to do so.